Exhibit 99.1

PRESS RELEASE
10/10/23
Carlisle Companies to Reclassify Results of Operations for Carlisle Interconnect Technologies as Discontinued Operations Effective for the Third Quarter 2023
SCOTTSDALE, ARIZONA, October 10, 2023 - Carlisle Companies Incorporated (NYSE:CSL) will reclassify the results of operations for Carlisle Interconnect Technologies (“CIT”) as discontinued operations for all periods presented in the Consolidated Statements of Income beginning in the third quarter of 2023. Assets and liabilities subject to the sale of CIT will be reclassified as held for sale for all periods presented in the Consolidated Balance Sheet.
As previously reported, CIT contributed revenues of $432.4 million, operating income of $30.6 million and adjusted EBITDA of $69.7 million for the first six months of 2023. Included in the reconciliation from operating income to adjusted EBITDA was $22.3 million related to amortization.

About Carlisle Companies Incorporated
Carlisle Companies Incorporated is a leading supplier of innovative Building Envelope products and solutions for more energy efficient buildings. Through its building products businesses – Carlisle Construction Materials (“CCM”) and Carlisle Weatherproofing Technologies (“CWT”) – and family of leading brands, Carlisle delivers innovative, labor reducing and environmentally responsible products and solutions to customers through the Carlisle Experience. Carlisle is committed to generating superior shareholder returns and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Leveraging its culture of continuous improvement as embodied in the Carlisle Operating System (“COS”), Carlisle has committed to achieving net-zero greenhouse gas emissions by 2050.

Contact:     Mehul Patel
        Vice President, Investor Relations
        Carlisle Companies Incorporated
        (310) 592 - 9668
        mpatel@carlisle.com

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - EBIT, Adjusted EBIT, Adjusted EBITDA and Adjusted EBITDA Margin
Earnings before interest and taxes ("EBIT"), adjusted EBIT, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA margin are intended to provide investors and others with information about the Company's and its segments' performance without the effect of items that, by their nature, tend to obscure core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. As a result, management believes that these measures enhance the ability of investors to analyze trends in the Company’s businesses and evaluate the Company’s performance relative to similarly-situated companies. This information differs from net income and operating income determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Carlisle's and its segments' EBIT, adjusted EBIT, adjusted EBITDA and adjusted EBITDA margin follows, which may not be comparable to similarly titled measures reported by other companies.

Six Months Ended June 30, 2023
(in millions)	CIT
Operating income (loss) (GAAP)	$30.6
Non-operating (income) expense, net(1)	0.4
EBIT	30.2
Exit and disposal, and facility rationalization costs	3.7
Inventory step-up amortization and acquisition costs	—
Impairment charges	—
(Gains) losses from acquisitions and disposals	0.2
Losses (gains) from litigation	1.6
Total non-comparable items	5.5
Adjusted EBIT	35.7
Depreciation	11.7
Amortization	22.3
Adjusted EBITDA	$69.7

Total revenues	$432.4
Adjusted EBITDA margin	16.1%